SEVERANCE AND RELEASE AGREEMENT

This Severance and Release Agreement (the “Agreement”) is between Mark T. Thies (“Employee”), and Black Hills Corporation, a South Dakota corporation, the (“Employer”). Effective January 18, 2008 (the “Separation Date”), the employment relationship between Employer and Employee shall be terminated.

Employee acknowledges and agrees that, except for the payment set forth below, Employer has paid or provided to Employee all wages, benefits, bonuses, stock, stock vesting, stock options, and other compensation, including earned unused vacation, due to Employee by reason of his employment with Employer, or otherwise. Employee shall receive all vested retirement benefits payable in the future under Employer’s Pension Plan, Pension Restoration Plan, and Pension Equalization Plan.

Employee acknowledges and agrees that Employee has returned all property, documents, and data belonging to Employer that previously was in Employee’s possession.

Employee owns certain stock options that, according to the Company’s policies, must be exercised within ninety (90) days of the Termination Date. The parties agree, however, that if the Company deems Employee to be in possession of material, non-public information at the time he seeks to exercise his options, and therefore is ineligible to do so, the Company will extend the exercise period for ninety (90) days after the termination of any “black-out” period.

Employer agrees to pay additional consideration to Employee as a severance benefit in exchange for Employee’s promises as set forth in this Agreement. If Employee signs and does not revoke this Agreement, then Employer shall pay to Employee a one-time, lump sum payment equal to Three Hundred Fifty Thousand Dollars ($350,000.00), less applicable withholdings and deductions (the “Severance Amount”).

Employee’s termination of employment is considered a qualifying event allowing Employee to continue medical/health insurance coverage and dental coverage (COBRA) for up to eighteen (18) months. If Employee signs and does not revoke this Agreement and Employee elects such COBRA coverage in accordance with the requirements of each such employee plan, Employer will provide Employee with the initial twelve (12) months’ coverage, January 19, 2008 through January 18, 2009, at no cost to the Employee. Employee will be responsible for any tax consequences associated with the premium payments. At the end of the twelve (12) months, Employee will be responsible for payment of all premiums associated with continuation of coverage for the remaining months of eligibility. Should Employee obtain insurance coverage through any other source during the initial twelve (12) months, Employee must notify Employer immediately in writing, and Employer will cease paying for continuation coverage.

If Employee signs and does not revoke this Agreement, Employee will also be provided with an opportunity to receive outplacement services though Personnel Decisions International (PDI). Employer will provide an allowance of up to $7,500.00 for this service. This amount will include associated fees and pre-approved expenses. Patricia Ebner, Human Resource Director, will assist Employee in securing these services. Employee will have up to ninety (90) days from the date Employee signs this Agreement to begin to receive these services. If Employee does not elect to receive the services within this timeframe, it will be determined that Employee elected to not take advantage of the services.

In consideration of receiving Severance Amount, twelve (12) months of COBRA, and outplacement assistance, (collectively the “Severance Benefits”), Employee hereby waives, releases and discharges all rights, remedies, claims and causes of action, known or unknown, that he may have against Employer. This release includes, but is not limited to any claim, right, remedy or cause of action arising under:

-	any common law theory;
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any federal, state or local statute, ordinance or regulation, including any cause of action pertaining to employment or employment discrimination (race, color, sex or marital status, religion, national origin or ancestry, disability, or any other status or classification protected by law);

-	any tort theory;
-	any contract theory;
-	any statute, ordinance or regulation authorizing the recovery of attorney’s fees, liquidated damages, punitive damages or interest.

             This release includes claims of every nature and kind, known or unknown, suspected or unsuspected. Employee hereby acknowledges that Employee may hereafter discover facts different from, or in addition to, those which Employee now knows or believes to be true with respect to this Agreement, and Employee agrees that this Agreement and the releases contained herein shall be and remain effective in all respects, notwithstanding such different or additional facts or the discovery thereof.

This release does not include or waive any indemnification rights to which Employee may be entitled under the Articles of Incorporation, or By-Laws of Black Hills Corporation, or under the Indemnification Agreement Employee currently has with Black Hills Corporation.

This release does not extinguish or limit any rights, remedies, claims and causes of action that may arise after the date of the execution of this Agreement, although Employee’s agreement, if any, to perform future actions remain in effect. This release is not given in exchange for consideration of anything of value to which Employee already is entitled. Employee has been advised in writing to consult with an attorney before executing this Agreement. Employee has been given a reasonable period of time to consider this Agreement before executing it.

Employee shall not disclose to any person or entity any confidential information and/or trade secrets concerning Employer’s (or its subsidiaries’ and affiliates’) business operations, financial status or condition, strategic plans, personnel, or other matters. Nothing contained in this Agreement shall restrict Employee from working as an employee, officer, consultant or director, after January, 18, 2008, for any business that competes with Black Hills Corporation, so long as Employee does not use or disclose Employer’s confidential information or trade secrets in his new employment.

Employee agrees not to make any statement orally or in writing that is disparaging to, or reflects negatively upon, Employer or its subsidiaries, affiliates, including but not limited to: statements regarding the financial condition, business or employment practices of Black Hills Corporation or any of its subsidiaries or affiliates, or statements regarding the officers, directors or employees of Black Hills Corporation. Employer shall direct its officers, directors and employees not to make any statement that disparages Employee. Employer agrees that in response to requests from prospective employers of Employee, Employer shall only confirm the positions held and dates of employment of Employee.

Employee agrees to exercise reasonable efforts to cooperate with Employer in any pending or future legal proceedings, whether civil, criminal or administrative, including without limitation, meeting with in-house and outside defense counsel for interviews and consultation, to prepare for and provide deposition testimony, affidavits, hearing testimony or trial testimony; provided, that the time commitments requested of Employee for litigation support shall be reasonable under the circumstances, and shall be coordinated through Employer’s General Counsel. Employer shall reimburse Employee for his reasonable out of pocket expenses associated with these activities, but Employer will not pay a fee or otherwise reimburse Employee for his time expended with respect to legal proceeding activities.

Nothing in this Agreement shall be construed to constitute an admission of fault or liability on the part of either Employee or Employer for any purpose, or of any fact that might give rise to liability for any purpose whatsoever.

The parties will prepare to their mutual satisfaction any press releases or public disclosures required by law with respect to the termination on Employee’s employment.

This Agreement is made and entered into in the state of South Dakota, and shall in all respects be interpreted, enforced and governed by the laws of the state of South Dakota.

It is the intention of the parties that the Severance Benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Internal Revenue Code of 1986, as amended. To the extent such benefits could become subject to such Section, the parties shall cooperate to amend this Agreement with the goal of giving Employee the economic benefits described herein in a manner that does not result in such tax being imposed.

If any part of this Agreement is determined by a court of last resort to be unlawful, invalid or otherwise unenforceable, the balance of this Agreement shall remain in full force and effect, and the offending provisions shall be deemed amended to the extent necessary to conform to the law. This Agreement constitutes the entire agreement of the parties and supersedes any previous agreement, written or oral, as well as any other representation or understanding relating to the employment of Employee or the termination of such employment. No purported modification or waiver of any provision of this Agreement shall be binding unless in writing and signed by both parties.

By signing this Agreement, I acknowledge that I have read this Agreement carefully, had the opportunity to consult with counsel, that I understand the terms of this Agreement, and voluntarily agree to them.

Dated this 18th day of January 2008.

BLACK HILLS CORPORATION

By: /s/ David R. Emery

David R. Emery

Chairman, President and CEO

EMPLOYEE

/s/ Mark T. Thies

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